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INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-76289 of My Web Inc.com (f/k/a/ Asia Media Communications, Ltd.) on Form S-8 of our report dated 6 May 1999 on the financial statements of Tecnochannel Technologies Sdn. Bhd. as of 31 December 1998 and 1997 and for the year/nine months then ended.

/s/ Arthur Anderson & Co.
ARTHUR ANDERSON & CO.
10 May 1999





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